UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  April 29, 2020

SOUTH JERSEY INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ 08037

(Address of principal executive offices) (Zip Code)

(609) 561-9000
 (Registrant's telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock – $1.25 par value per share	SJI	New York Stock Exchange
5.625% Junior Subordinated Notes due 2079	SJIJ	New York Stock Exchange
Corporate Units	SJIU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act)

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 29, 2020, Elizabethtown Gas Company (“ETG”), SJI Utilities, Inc. (“SJIU” and together with ETG, each a “Borrower” and, collectively, the “Borrowers”), Elkton Gas Company (“Elkton”), and South Jersey Industries, Inc. (“SJI”) entered into a third amendment with JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the several lenders party thereto (the “Amendment”) to that Two-Year Revolving Credit Agreement dated as of June 29, 2018 (as previously amended, the “Existing Credit Agreement” and the Existing Credit Agreement, as amended by the Amendment, the “Credit Agreement”), among ETG, SJIU, Elkton, SJI, the Administrative Agent and the several lenders from time to time party thereto.

SJIU is a wholly-owned subsidiary of SJI, and each of ETG and Elkton are wholly-owned subsidiaries of SJIU.  The principal purposes of the Amendment were to extend the termination date of the Credit Agreement from June 7, 2021 to April 29, 2022 and to remove Elkton as a borrower under the Credit Agreement.  SJI is in the process of selling Elkton and, in anticipation of such transaction, Elkton was removed as a borrower under the Credit Agreement.  SJI had entered into the Credit Agreement for the purpose of acting as a guarantor to Elkton’s obligations under the Credit Agreement. As a result of Elkton’s being removed as a borrower, SJI was also removed as a guarantor.

Except as set forth above, the Amendment does not materially alter the Credit Agreement.  Proceeds from borrowings under the Credit Agreement may be used for general corporate purposes.

The Credit Agreement provides for the extension of credit to the Borrowers by the lenders thereunder in an aggregate amount of $200 million in the form of revolving loans up to the full $200 million amount of the facility.  In addition, as part of the total $200 million extension of credit, the Credit Agreement provides for swingline loans (in an amount not to exceed an aggregate of $20 million) and letters of credit (in an amount not to exceed an aggregate of $50 million), each at the applicable interest rates specified in the Credit Agreement.  Subject to certain conditions set forth in the Credit Agreement, the Borrowers may increase the revolving credit facility up to a maximum aggregate amount of $50 million (for a total facility of up to $250 million), although no lender is obligated to increase its commitment.

At the election of the applicable Borrower, the revolving loans will bear interest at a variable base rate or a variable LIBOR.  Interest per annum on base rate loans will be equal to the highest of (i) the NYFRB Rate (as defined in the Credit Agreement) plus 0.50%, (ii) the Administrative Agent’s daily “prime rate” and (iii) the one-month LIBOR Rate (but in any event not less than 1.5%) plus 1%, plus in each case, an applicable margin that may range from zero to 0.625%, depending on the applicable Borrower’s Debt Rating (as defined in the Credit Agreement).  Interest on LIBOR loans will be determined by reference to LIBOR plus an applicable margin that may range from 0.950% to 1.625% depending on the applicable Borrower’s Debt Rating.

The Credit Agreement contains customary representations, warranties and covenants, including a financial covenant limiting the ratio of Indebtedness of each Borrower and its subsidiaries on a consolidated basis to Consolidated Total Capitalization of not more than 0.70 to 1.0 (as such terms are defined in the Credit Agreement).  The Credit Agreement also contains customary events of default.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for SJI or its affiliates, and affiliates of certain of these lenders have served in the past as underwriters in public offerings of securities by the Company or its affiliates, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

A copy of the Amendment, including as Annex A thereto a conformed copy of the Credit Agreement reflecting all changes through the Amendment, is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summaries of the Amendment and the Credit Agreement are qualified in their entirety by reference to the text of the Amendment and the Credit Agreement filed herewith.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1
Third Amendment to Two-Year Revolving Credit Agreement and Extension Agreement dated as of April 29, 2020 among Elizabethtown Gas Company, Elkton Gas Company, SJI Utilities, Inc., South Jersey Industries, Inc., the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including as Annex A thereto, a conformed copy of the Credit Agreement, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH JERSEY INDUSTRIES, INC.

Dated: May 4, 2020	By:	/s/ Cielo Hernandez
Name: Cielo Hernandez Title: Senior Vice President and Chief Financial Officer